Page 1 of 32 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                              Mac-Gray Corporation
           ----------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
           ----------------------------------------------------------
                         (Title of Class of Securities)

                                   554153-10-6
                           --------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

                                                              Page 2 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Sandra E. MacDonald
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                          (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
     NUMBER OF
      SHARES              212,983
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY        6   SHARED VOTING POWER
       EACH
     REPORTING            494,550
      PERSON          ----------------------------------------------------------
       WITH           7   SOLE DISPOSITIVE POWER

                          212,983
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          1,061,217
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,274,200
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     SEE ITEM 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.0% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
         -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Richard G. MacDonald
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  / /
                                                              (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
      NUMBER OF
        SHARES            48,150
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY       6   SHARED VOTING POWER
        EACH
      REPORTING           2,477,383
       PERSON         ----------------------------------------------------------
        WITH          7   SOLE DISPOSITIVE POWER

                          48,150
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          3,044,050
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,092,200
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     24.2% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                              (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
       NUMBER OF
        SHARES            566,667
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY       6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON         ---------------------------------------------------------
        WITH          7   SOLE DISPOSITIVE POWER

                          566,667
                      ---------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     566,667
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.4% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO   (Trust)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 5 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
         -------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Whitney E. MacDonald GST Trust-1997
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
     NUMBER OF
       SHARES             148,800
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY        6   SHARED VOTING POWER
       EACH
     REPORTING        ----------------------------------------------------------
      PERSON          7   SOLE DISPOSITIVE POWER
       WITH
                          148,800
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     148,800
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.2% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Jonathan S. MacDonald GST Trust-1997
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  / /
                                                               (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 148,800
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               148,800
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     148,800
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.2% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Robert C. MacDonald GST Trust-1997
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  / /
                                                                 (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 148,800
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               148,800
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     148,800
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.2% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Whitney E. MacDonald Gift Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  / /
                                                                (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 16,050
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               16,050
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,050
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.1% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Jonathan S. MacDonald Gift Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  / /
                                                                  (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 16,050
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               16,050
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,050
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.1% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 32 Pages
                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Robert C. MacDonald Gift Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  / /
                                                                  (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 16,050
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               16,050
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,050
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     See Item 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.1% (Based upon 12,782,089 shares of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP NO.       554153-10-6
          ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     The Sandra E. MacDonald 2004 Grantor Retained Annuity Trust dated
     April 23, 2004
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  / /
                                                               (b)  /X/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
      NUMBER OF
        SHARES                 800,000
     BENEFICIALLY          -----------------------------------------------------
       OWNED BY            6   SHARED VOTING POWER
        EACH
      REPORTING
       PERSON              -----------------------------------------------------
        WITH               7   SOLE DISPOSITIVE POWER

                               800,000
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     800,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

     SEE ITEM 4.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.3% (Based upon 12,782,089 of Common Stock reported issued and outstanding in the issuer's quarterly report on Form 10-Q (File No. 001-12495) filed on November 12, 2004.)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO  (Trust)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 32 Pages

                            STATEMENT ON SCHEDULE 13G

Item 1(a).        NAME OF ISSUER:

                  Mac-Gray Corporation


Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  22 Water Street
                  Cambridge, MA 02141


Item 2(a).        NAMES OF PERSONS FILING:

                  1.    Sandra E. MacDonald

                  2.    Richard G. MacDonald

                  3. The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald

                  4.    The Whitney E. MacDonald GST Trust-1997

                  5.    The Jonathan S. MacDonald GST Trust-1997

                  6.    The Robert C. MacDonald GST Trust-1997

                  7.    The Whitney E. MacDonald Gift Trust

                  8.    The Jonathan S. MacDonald Gift Trust

                  9.    The Robert C. MacDonald Gift Trust

                  10. The Sandra E. MacDonald 2004 Grantor Retained Annuity Trust dated April 23, 2004

                  The persons enumerated in this Item 2(a) are sometimes hereinafter referred to individually as a "Reporting Person" and collectively as the "Reporting Persons." Pursuant to the filing of this Schedule 13G, the Reporting Persons have executed that certain Joint Filing Agreement attached as EXHIBIT B hereto.

                                                             Page 13 of 32 Pages

Item 2(b).        BUSINESS MAILING ADDRESS FOR ALL REPORTING PERSONS:

                  c/o Mac-Gray Corporation
                  22 Water Street
                  Cambridge, MA 02141


Item 2(c).        CITIZENSHIP:

                  Each Reporting Person who is an individual has United States citizenship. Each Reporting Person who is a trust is incorporated within the Commonwealth of Massachusetts.


Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 Par Value


Item 2(e).        CUSIP NUMBER:

                  554153-10-6


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

                                                             Page 14 of 32 Pages
Item 4.           OWNERSHIP:

                  A total of 12,782,089 shares of common stock, $.01 par value
            ("Common Stock") of Mac-Gray Corporation (the "Company") were reported in the Company's quarterly report on Form 10-Q (File No. 001-13495) filed on November 12, 2004 as issued and outstanding as of the close of business on November 9, 2004. Statements describing the aggregate amounts of such Common Stock beneficially owned by each Reporting Person, and the number of such shares as to which such Reporting Person has (i) sole voting power, (ii) shared voting power, (iii) sole dispository power, and (iv) shared dispository power are made in the Tables listed in EXHIBIT A attached hereto. The percentage of the class of Common Stock represented by the aggregate amount of shares beneficially owned by each respective Reporting Person is as indicated on Item 9 of the cover page for each such Reporting Person included in this Schedule.

                  BACKGROUND INFORMATION FOR ITEM 4. Each Reporting Person,
            either in its capacity as direct owner of Common Stock or as settlor, trustee or beneficiary (as the case may be) of certain trusts (described further below) that hold Common Stock, has voting and or dispository power over shares of Common Stock held subject to the terms of a stockholders' agreement dated as of June 26, 1997 (the "Stockholders' Agreement"). The Stockholders' Agreement is filed as Exhibit 10.2 to the Company's Form S-1 Registration Statement, as amended, filed with the Securities and Exchange Commission (File No. 333-33669), (the "Registration Statement") pursuant to the Securities Act of 1933, as amended. Given the terms of the Stockholders' Agreement (as described below), the Reporting Persons and the other persons party thereto might be deemed to constitute a "group" holding beneficial ownership of an aggregate total of approximately 51.0% of the Company's Common Stock for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. However, each Reporting Person disclaims that such Person has agreed to act as a group with the other parties to the Stockholders' Agreement (other than to the extent described in this statement) and such Person disclaims beneficial ownership of shares of Common Stock of the Company other than the amounts of shares reported for each respective Reporting Person in EXHIBIT A attached hereto.

                  The parties to the Stockholders' Agreement are the Company and its stockholders Mr. Stewart G. MacDonald, Jr., Ms. Sandra E. MacDonald, Mr. Daniel W. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald(1), The Evelyn C. MacDonald Family Trust for the benefit of Daniel W. MacDonald, The Stewart G. MacDonald, Jr. 1984 Trust, the New Century Trust, The Whitney E. MacDonald GST Trust-1997(2), The Jonathan S. MacDonald GST Trust-1997(2), The Robert C. MacDonald GST Trust-1997(2), The Whitney E. MacDonald Gift Trust(3), The

                                                             Page 15 of 32 Pages

            Jonathan S. MacDonald Gift Trust(3), The Robert C. MacDonald Gift Trust(3), Cynthia V. Doggett and certain other holders (who hold in aggregate a de minimis fraction of the issued and outstanding Common Stock). The Stockholders' Agreement gives the parties thereto rights of first offer to purchase shares offered for sale by another stockholder who is a party thereto, as well as providing the Company with rights of second offer to purchase such shares. The Stockholders' Agreement also conveys certain demand and "piggy-back" registration rights to the parties thereto.

                                                             Page 16 of 32 Pages

         FOOTNOTES TO ITEM 4:

                  (1) The trustees of The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald (the "SEM Trust") are
                        R. Robert Woodburn, Jr., Peter C. Bennett (collectively, the "Independent Trustees") and Sandra E. MacDonald, who is also the sole beneficiary of the SEM Trust. Only the Independent Trustees exercise and share voting power over the shares of Common Stock held by the SEM Trust. Each of the Independent Trustees and Sandra E. MacDonald share power to dispose of the shares held by the SEM Trust.

                  (2) The sole trustee of each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997 and The Robert C. MacDonald GST Trust-1997 (individually, a "GST Trust", and collectively, the "GST Trusts") is Richard G. MacDonald. The settlor of each GST Trust is Sandra E. MacDonald, who retains the right to replace at any time any shares of Common Stock held by a GST Trust with property of equivalent value. The beneficiaries of all GST Trusts are minors who have no power to vote or dispose of shares held by such GST Trusts.

                  (3) The sole trustee of each of The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust and The Robert C. MacDonald Gift Trust (individually, a "Gift Trust", and collectively, the "Gift Trusts") is Richard
                        G. MacDonald. The beneficiaries of all Gift Trusts are minors who have no power to vote or dispose of shares held by such Gift Trusts.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                             Page 17 of 32 Pages

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable


Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable


Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable


Item 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable


Item 10.          CERTIFICATION:

                  Not Applicable

                                                             Page 18 of 32 Pages
                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005


                                   ---------------------------------------------
                                   Sandra E. MacDonald, individually and as Trustee and Beneficiary of The Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald and as Trustee of The Evelyn C. MacDonald Family Trust f/b/o Daniel W. MacDonald and as Settlor of each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, and The Robert C. MacDonald GST Trust-1997.


                                   ---------------------------------------------
                                   Richard G. MacDonald, individually and as Trustee of each of The Whitney E. MacDonald GST Trust- 1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, and The Robert C. MacDonald Gift Trust


                                   The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald

                                   By:
                                        ----------------------------------------
                                        Sandra E. MacDonald, Trustee


                                        The Whitney E. MacDonald GST Trust-1997

                                   By:
                                        ----------------------------------------
                                        Richard G. MacDonald, Trustee

                                                             Page 19 of 32 Pages


                                        The Jonathan S. MacDonald GST Trust-1997

                                   By:
                                        ----------------------------------------
                                        Richard G. MacDonald, Trustee


                                        The Robert C. MacDonald GST Trust-1997

                                   By:
                                        ----------------------------------------
                                        Richard G. MacDonald, Trustee


                                        The Whitney E. MacDonald Gift Trust

                                   By:
                                        ----------------------------------------
                                        Richard G. MacDonald, Trustee
                                        The Jonathan S. MacDonald Gift Trust


                                        The Jonathan S. MacDonald Gift Trust

                                   By:
                                        ----------------------------------------
                                        Richard G. MacDonald, Trustee


                                        The Robert C. MacDonald Gift Trust

                                   By:
                                        ----------------------------------------
                                        Richard G. MacDonald, Trustee


                                        The Sandra E. MacDonald 2004 Grantor
                                        Retained Annuity Trust dated
                                        April 23, 2004

                                   By:
                                        --------------------------------------
                                        Sandra E. MacDonald, Trustee

                                                             Page 20 of 32 Pages

                                    EXHIBIT A


NAME:  Sandra E. MacDonald

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       212,983  Direct                                                                                           NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       212,983
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting         148,800  By the Whitney E. MacDonald GST Trust-1997 as settlor with right to replace trust property      YES
    Power          148,800  By the Jonathan S. MacDonald GST Trust-1997 as settlor with right to replace trust property     YES
                   148,800  By the Robert C. MacDonald GST Trust-1997 as settlor with right to replace trust property       YES
                    16,050  By the Whitney E. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald       YES
                    16,050  By the Jonathan S. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald      YES
                    16,050  By the Robert C. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald        YES
-----------------------------------------------------------------------------------------------------------------------------------
    Total          494,550
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          212,983  Direct                                                                                           NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       212,983
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared         566,667  By the Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald as co-trustee and
 Dispositive                beneficiary                                                                                      NO
    Power          148,800  By the Whitney E. MacDonald GST Trust-1997 as settlor with right to replace trust property      YES
                   148,800  By the Jonathan S. MacDonald GST Trust-1997 as settlor with right to replace trust property     YES
                   148,800  By the Robert C. MacDonald GST Trust-1997 as settlor with right to replace trust property       YES
                    16,050  By the Whitney E. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald       YES
                    16,050  By the Jonathan S. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald      YES
                    16,050  By the Robert C. MacDonald Gift Trust as spouse of the sole trustee Richard G. MacDonald        YES
-----------------------------------------------------------------------------------------------------------------------------------
    Total        1,061,217
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                      Aggregated Beneficial Ownership:                                                    1,274,200
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 21 of 32 Pages

NAME:  Richard G. MacDonald


-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------


     Sole           16,050  By the Whitney E. MacDonald Gift Trust as sole trustee                                              YES
    Voting          16,050  By the Jonathan S. MacDonald Gift Trust as sole trustee                                             YES
    Power           16,050  By the Robert C. MacDonald Gift Trust as sole trustee                                               YES
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        48,150
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared         530,983  As husband of Sandra E. MacDonald                                                                   YES
    Voting         500,000  As husband of Sandra E. MacDonald as trustee of the MacDonald Annuity Trust                         YES
    Power        1,000,000  As husband of Sandra E. MacDonald as trustee of  the Daniel W. MacDonald Trust 1988                 YES
                   148,800  By the Whitney E. MacDonald GST Trust-1997 as trustee                                               YES
                   148,800  By the Jonathan S. MacDonald GST Trust-1997 as trustee                                              YES
                   148,800  By the Robert C. MacDonald GST Trust-1997 as trustee                                                YES
-----------------------------------------------------------------------------------------------------------------------------------
    Total        2,477,383
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole           16,050  By the Whitney E. MacDonald Gift Trust as sole trustee                                              YES
    Voting          16,050  By the Jonathan S. MacDonald Gift Trust as sole trustee                                             YES
    Power           16,050  By the Robert C. MacDonald Gift Trust as sole trustee                                               YES
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        48,150
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared         530,983  As husband of Sandra E. MacDonald                                                                   YES
 Dispositive       500,000  As husband of Sandra E. MacDonald as trustee of the MacDonald Annuity Trust                         YES
    Power          566,667  By the Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald as spouse of trustee/
                            beneficiary                                                                                         YES
                 1,000,000  As husband of Sandra E. MacDonald trustee of the Daniel W. MacDonald Trust 1988                     YES
                   148,800  By the Whitney E. MacDonald GST Trust-1997 as trustee                                               YES
                   148,800  By the Jonathan S. MacDonald GST Trust-1997 as trustee                                              YES
                   148,800  By the Robert C. MacDonald GST Trust-1997 as trustee                                                YES
-----------------------------------------------------------------------------------------------------------------------------------
    Total        3,044,050
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Aggregated Beneficial Ownership:                  3,092,200
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 22 of 32 Pages


NAME:  The Evelyn C. MacDonald Family Trust for the Benefit of Sandra E.
       MacDonald

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       566,667  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       566,667
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          566,667  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       566,667
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            Aggregated Beneficial Ownership:                566,667
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 23 of 32 Pages


NAME:  The Whitney E. MacDonald GST Trust-1997

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       148,800  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       148,800
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          148,800  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       148,800
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Aggregated Beneficial Ownership:                    148,800
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 24 of 32 Pages


NAME:  The Jonathan S. MacDonald GST Trust-1997

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       148,800  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       148,800
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          148,800  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       148,800
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Aggregated Beneficial Ownership:                    148,800
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 25 of 32 Pages


NAME:  The Robert C. MacDonald GST Trust-1997

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       148,800  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       148,800
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          148,800  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       148,800
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Aggregated Beneficial Ownership:                    148,800
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 26 of 32 Pages


NAME:  The Whitney E. MacDonald Gift Trust

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting        16,050  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        16,050
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole           16,050  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        16,050
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Aggregated Beneficial Ownership:                     16,050
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 27 of 32 Pages


NAME:  The Jonathan S. MacDonald Gift Trust

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting        16,050  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        16,050
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole           16,050  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        16,050
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Aggregated Beneficial Ownership:                     16,050
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 28 of 32 Pages


NAME:  The Robert C. MacDonald Gift Trust

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting        16,050  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        16,050
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole           16,050  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole        16,050
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Aggregated Beneficial Ownership:                     16,050
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 29 of 32 Pages


NAME:  The Sandra E. MacDonald 2004 Grantor Annuity Trust dated April 23, 2004

-----------------------------------------------------------------------------------------------------------------------------------
                  COMMON                      FORM OF BENEFICIAL OWNERSHIP                                               BENEFICIAL
                  STOCK                                                                                                  OWNERSHIP
                                                                                                                         DISCLAIMED
-----------------------------------------------------------------------------------------------------------------------------------

 Sole Voting       800,000  Direct                                                                                               NO
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       800,000
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
    Voting
    Power
-----------------------------------------------------------------------------------------------------------------------------------
     Sole          800,000  Direct                                                                                               NO
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
  Total Sole       800,000
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
    Total
    Shared
 Dispositive
    Power
-----------------------------------------------------------------------------------------------------------------------------------
                                               Aggregated Beneficial Ownership:                                             800,000
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Page 30 of 32 Pages

EXHIBIT B
                             JOINT FILING AGREEMENT

      This will confirm the agreement by Sandra E. MacDonald, Richard G. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust and the Sandra E. MacDonald 2004 Grantor Retained Annuity Trust dated April 23, 2004 (collectively, the "Reporting Persons") in connection with that certain Schedule 13G to be filed on or about February 14, 2005, with respect to the common stock, par value $.01 per share (the "Common Stock"), of Mac-Gray Corporation (the "Company") pertaining to the beneficial ownership by the Reporting Persons of shares of such Common Stock (the "Schedule 13G"). The undersigned hereby agree with respect to such filing on Schedule 13G as follows:

      (i) No Reporting Person nor any representative of any Reporting Person makes any representation with respect to, nor bears any responsibility for, any of the information set forth with respect to any other "person" who or which is or becomes a party to or a member of any "group" (as such terms are defined and used in Section 13(g) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G promulgated thereunder) for whom or which information is included in such Schedule 13G.

      (ii) Subject to paragraph (i) above, the undersigned hereby confirm the agreement by and among each of them that the Schedule 13G is being filed on behalf of each of the parties named below.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 14, 2005


                                  ----------------------------------------------
                                  Sandra E. MacDonald, individually and as Trustee and Beneficiary of The Evelyn C. MacDonald Family Trust f/b/o Sandra E. MacDonald, the Sandra E. MacDonald 2004 Grantor Retained Annuity Trust dated April 23, 2004 and as Trustee of The Evelyn C. MacDonald Family Trust f/b/o Daniel W. MacDonald and as Settlor of each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, and The Robert C. MacDonald GST Trust-1997.

                                                             Page 31 of 32 Pages


                                  ----------------------------------------------
                                  Richard G. MacDonald, individually and as Trustee of each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, and The Robert C. MacDonald Gift Trust


                                  The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald

                             By:
                                  ----------------------------------------------
                                  Sandra E. MacDonald,
                                  Trustee


                                  The Whitney E. MacDonald GST Trust-1997

                             By:
                                  ----------------------------------------------
                                  Richard G. MacDonald, Trustee


                                  The Jonathan S. MacDonald GST Trust-1997

                             By:
                                  ----------------------------------------------
                                  Richard G. MacDonald, Trustee


                                  The Robert C. MacDonald GST Trust-1997

                              By:
                                  ----------------------------------------------
                                  Richard G. MacDonald, Trustee

                                                             Page 32 of 32 Pages


                                  The Whitney E. MacDonald Gift Trust

                             By:
                                  ----------------------------------------------
                                  Richard G. MacDonald, Trustee
                                  The Jonathan S. MacDonald Gift Trust


                                  The Jonathan S. MacDonald Gift Trust

                             By:
                                  ----------------------------------------------
                                  Richard G. MacDonald, Trustee



                                  The Robert C. MacDonald Gift Trust

                             By:
                                  ----------------------------------------------
                                  Richard G. MacDonald, Trustee



                                  The Sandra E. MacDonald 2004 Grantor Retained Annuity Trust dated April 23, 2004

                              By:
                                  ----------------------------------------------
                                  Sandra E. MacDonald, Trustee